THIRD SUPPLEMENT DATED MARCH 20, 2001 TO THE

                      CONFIDENTIAL ASSIGNMENT SUMMARY DATED

                                DECEMBER 7, 2000

                 TEXAS LITHOTRIPSY LIMITED PARTNERSHIP VII, L.P.

                  Lithotripters, Inc., a North Carolina corporation ("Litho"), by this Third Supplement hereby amends and supplements its Confidential Assignment Summary dated December 7, 2000, as amended (the "Summary"). Persons who have subscribed for or are considering an investment in the Units offered by the Summary should carefully review this Third Supplement.

Extension of the Offering

                  Pursuant to the authority given to Litho in the Summary, it hereby elects to extend the offering termination date to April 24, 2001 (or earlier in the discretion of Litho, upon the sale of all Units as provided in the Summary).